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                                                                     EXHIBIT 8.2

                          [VINSON & ELKINS LETTERHEAD]




                                February 17, 1999


Ranger Equity Holdings Corporation
4 Richmond Square, Suite 200
Providence, Rhode Island 02906


Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the merger (the "Merger") of Ranger Equity Holdings Corporation ("LIN") with and into Chancellor Media Corporation ("Chancellor Media") pursuant to an Agreement and Plan of Merger dated as of July 7, 1998 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and factual representations contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (which was included in the registration statement on Form S-4, as amended, filed jointly by Chancellor Media and LIN with the Securities and Exchange Commission (the "Registration Statement")), and (iii) the Ranger Equity Holdings Corporation Certificate dated the date hereof provided to us by LIN, the Chancellor Media Corporation Certificate dated the date hereof provided to us by Chancellor Media and the Stockholder Certificate dated the date hereof provided to us by Ranger Equity Partners, L.P. Any inaccuracy in any of the aforementioned statements, factual representations, and assumptions could adversely affect our opinion.

         On the basis of the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and LIN and Chancellor Media will each be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:



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Ranger Equity Holdings Corporation
February 17, 1999
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                  (a) no gain or loss will be recognized by LIN in connection with the Merger;

                  (b) no gain or loss will be recognized by holders of LIN Common Stock solely by reason of their receipt, in the Merger, of Chancellor Media Common Stock in exchange therefor;

                  (c) gain or loss, if any, will be recognized by holders of LIN Common Stock upon the receipt of cash in lieu of fractional shares of Chancellor Media Common Stock. A holder of LIN Common Stock who receives cash in lieu of a fractional share interest in Chancellor Media Common Stock will be treated as having received such fractional share interest from Chancellor Media in the Merger. The cash received by such shareholder in lieu of the fractional share interest in Chancellor Media Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized measured by the difference between the amount of cash received and the portion of the basis of the shares of Chancellor Media Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss if the LIN Common Stock is held by the shareholder as a capital asset at the Effective Time;

                  (d) the tax basis of the Chancellor Media Common Stock received in the Merger by a LIN stockholder in exchange for his or her LIN Common Stock will be the same as such stockholder's tax basis in the LIN Common Stock surrendered in exchange therefor, reduced by any tax basis allocable to a fractional share interest in Chancellor Media Common Stock for which cash is received;

                  (e) the holding period of the Chancellor Media Common Stock received by a LIN stockholder will include the period during which the LIN Common Stock surrendered in exchange therefor was held, provided that such LIN Common Stock is held by such LIN stockholder as a capital asset within the meaning of Section 1221 of the Code at the Effective Time; and

                  (f) cash received by a holder of LIN Common Stock as a result of an exercise of dissenters' rights of appraisal will be treated as having been received by such shareholder as a distribution in redemption of his or her LIN Common Stock, subject to the provisions and limitations of section 302 of the Code. If, as a result of such distribution, a shareholder owns no Chancellor Media Common Stock either directly or through the application of section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for his or her LIN Common Stock, as provided in



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February 17, 1999
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         section 302(a) of the Code. In such event, gain (or subject to the limitations of section 267 of the Code) loss will be realized and recognized by such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of LIN Common Stock surrendered. Such gain or loss will be capital gain or loss if the LIN Common Stock is held by the shareholder as a capital asset at the Effective Time.

                  Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

                  No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of LIN Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                               Very truly yours,



                                               /s/ Vinson & Elkins L.L.P.